CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Contract Owners
Kansas City Life Variable Life Separate Account
   and
The Board of Directors and Stockholders
Kansas City Life Insurance Company:

We consent to the use of our report dated March 11, 2005, with respect to the consolidated financial statements of Kansas City Life Insurance Company and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ending December 31, 2004, and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, and to the use of our report dated April 18, 2005, with respect to the statement of net assets of Kansas City Life Variable Life Separate Account (comprised of individual subaccounts as indicated therein) as of December 31, 2004, and the related statement of operations for the year then ended; the statements of changes in net assets for each of the years in the two-year period then ended, except those individual series operating for portions of such period as disclosed in the financial statements; and financial highlights for each of the years in the four-year period then ended, which reports appear in the Statement of Additional Information accompanying the Prospectus of Century II Heritage Survivorship Variable Universal Life, included in the Post-Effective Amendment No. 5 to the Registration Statement under the Securities Exchange Act of 1933 (File No. 333-69508) on Form N-6 and Amendment No. 14 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-09080) on Form N-6 and to the reference to our firm under the heading "Experts," also in the Statement of Additional Information.

                                  /s/ KPMG LLP

Omaha, Nebraska
April 28, 2005